Exhibit 99.1

Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Corporate News Release	Dallas, Texas 75234
Celanese Corporation Reports Record Quarterly Earnings;
Raises Outlook for Full Year
Second quarter highlights:

•	Net sales were $1,753 million, up 16% from prior year period

•	Operating profit was $209 million versus $156 million in prior year period

•	Net earnings were $203 million versus $160 million in prior year period

•	Operating EBITDA was $441 million, up 33% from prior year period

•	Diluted EPS from continuing operations was $1.29 versus $1.03 in prior year period

•	Adjusted EPS was $1.66, up 48% from prior year period

	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions, except per share data) - Unaudited	2011	2010	2011	2010
Net sales	1,753	1,517	3,342	2,905
Operating profit (loss)	209	156	397	142
Net earnings (loss) attributable to Celanese Corporation	203	160	345	174
Operating EBITDA [1]	441	332	745	574
Diluted EPS - continuing operations	$1.29	$1.03	$2.16	$1.11
Diluted EPS - total	$1.28	$1.01	$2.17	$1.10
Adjusted EPS [2]	$1.66	$1.12	$2.62	$1.76
1 Non-U.S. GAAP measure. See reconciliation in Table 1.
2 Non-U.S. GAAP measure. See reconciliation in Table 6.

Dallas, July 21, 2011: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported second quarter 2011 net sales of $1,753 million, a 16 percent increase from the prior year period, primarily driven by higher pricing across all operating segments and favorable currency impacts. Higher pricing was a result of recovery of higher raw material costs and temporarily elevated industry utilization reflected in its Acetyl Intermediates segment, as well as strong demand throughout its global businesses. Margins expanded and operating profit increased to $209 million from $156 million in the same period last year. This quarter's results included other charges and other adjustments totaling $33 million, primarily related to the company's planned European capacity expansion and relocation in its Advanced Engineered Materials segment. Net earnings were $203 million compared with $160 million in the same period last year. Diluted earnings per share from continuing operations were $1.29 compared with $1.03 in the prior year period.

Adjusted earnings per share in the second quarter of 2011 rose 48 percent to $1.66 from $1.12 in the prior year period. The tax rate and diluted share count for adjusted earnings per share in the current period were 17 percent and 159.2 million, respectively. Operating EBITDA was $441 million, up 33 percent from the second quarter of 2010. Adjusted earnings per share and operating EBITDA excluded other charges and other adjustments in both periods.

“Celanese delivered our best quarterly earnings ever on strong demand across all of our end markets as we aggressively mitigated the impact of higher raw material and energy costs. Our Acetyl Intermediates business also demonstrated the strength of its differentiated technology and low cost position as industry utilization was temporarily elevated, significantly contributing to this quarter's earnings," said David Weidman, chairman and chief executive officer. “Our innovation efforts and presence in emerging geographies are also driving growth across our diversified product portfolio, demonstrating our success in executing our strategic objectives.”

Recent Highlights

•
Published independent third-party analyses of Celanese TCX™, its proprietary technology for ethanol production. Under non-disclosure agreements to protect intellectual property rights and maintain confidentiality, Fluor Corporation and WorleyParsons evaluated the company's advanced ethanol technology that uses basic hydrocarbon feedstocks.

•
Doubled the capacity of its vinyl acetate ethylene (VAE) unit in Nanjing, China. The expanded unit started production in the second quarter of 2011 and is expected to meet the increased global demand for innovative specialty solutions in vinyl-based emulsions.

•
Announced it will nearly double production at its Celstran® long-fiber reinforced thermoplastic (LFT) manufacturing unit in Nanjing, China by the end of the fourth quarter of 2011. The unit came online in 2008 with an initial nameplate capacity of 5,000 tons per year.

•
Successfully completed a public offering of $400 million in aggregate principal amount of senior unsecured notes at 5.875 percent due 2021. The company used the net proceeds from the offering, plus cash on hand, to retire $516 million of existing senior secured credit facility indebtedness that was set to mature in 2014.

•
Polyplastics Co., Ltd. (Polyplastics), one of the company's strategic equity affiliates, announced a 90,000 ton per year expansion to increase polyacetal production capacity in Malaysia that is expected to be operational in early 2014.  The expansion is currently anticipated to be funded locally by Polyplastics.

•
Announced plans to accelerate industrial ethanol production in China six to twelve months earlier than previously expected. In addition to its previously announced plans for one, and possibly two greenfield units, the company plans to modify and enhance its existing integrated acetyl facility at the Nanjing Chemical Industrial Park with its TCX™ advanced technology, adding approximately 200,000 tons of ethanol production capacity by mid-2013.

•
Broke ground on the previously announced plans for a technology development unit for ethanol production at its facility in Clear Lake, Texas, which is now expected to be commissioned by mid-2012. The company also intends to construct a new research and development facility at the Clear Lake site to continue the advancement of its acetyl and TCX™ technologies.

Second Quarter Segment Overview

Advanced Engineered Materials
Advanced Engineered Materials continued to execute its strategic business model of customer-focused innovation and value-in-use pricing, delivering improved earnings in the quarter. Net sales for the second quarter of 2011 were $346 million compared with $282 million in the same period last year, driven by higher pricing, primarily related to improved product mix and increased value-in-use pricing, favorable currency impacts and revenue related to the company's recent acquisition. Demand for the company's innovative applications remained strong in the period, however, volumes for the company's polyacetal products were constrained due to the company's planned European production capacity expansion. Operating profit in the second quarter was $27 million, including $22 million of other charges and other adjustments primarily associated with the capacity expansion in Europe, compared with $40 million of operating profit in the prior year period. Higher pricing more than offset increased raw material costs and the company's investments for future growth. Operating EBITDA, which excluded the other charges and other adjustments, was $107 million compared with $98 million in the same period last year. Total equity earnings from the company's affiliates were $39 million, unchanged from the prior year period. Earnings in the company's Polyplastics venture were modestly impacted by the natural disasters in Japan earlier this year, but were offset by strong performance in the other affiliates.

Consumer Specialties
Consumer Specialties continued to deliver sustained earnings, reflecting the company's leading global positions and strong strategic affiliate performance. Net sales for the second quarter of 2011 were $291 million, unchanged from the prior year period, as increased pricing and favorable currency offset lower volumes. Volumes in the second quarter of 2011 were lower when compared to the prior year period, as the prior year's results reflected volume recovery from the production outage at its acetate manufacturing facility in Narrows, Virginia during the first quarter of 2010. Operating profit was $48 million compared with $64 million in the same period last year as higher pricing was more than offset by higher raw material and energy costs. The current period's results included $10 million of other charges and other adjustments, primarily related to the previously announced closure of its acetate manufacturing facility in Spondon, Derby, United Kingdom. Operating EBITDA, which excluded the other charges and other adjustments, was $147 million compared with $149 million in the prior year period. Dividends from the company's acetate China ventures were $78 million compared with $71 million in the same period last year.

Industrial Specialties
Industrial Specialties continued to realize benefits from its innovation efforts and increased global demand, delivering improved results and expanded margins in the quarter. Net sales in the quarter were $329 million compared with $269 million in the same period last year, primarily driven by higher pricing and favorable currency impacts. Global pricing increased across the segment, driven by continued strong global demand and recovery of higher raw material costs. Results also benefited from higher volumes associated with the company's innovative offerings in the emulsions business, particularly in North America and Europe, and its value-added EVA performance polymers products in Asia. Operating profit in the current period was $28 million compared with $16 million in the same period last year as the higher pricing and volume growth more than offset higher raw material costs. Operating EBITDA was $40 million compared with $26 million in the prior year period.

Acetyl Intermediates
Acetyl Intermediates delivered improved results year-over-year as its advantaged technology position led to expanded margins amid favorable industry conditions. Net sales for the second quarter of 2011 increased to $914 million from $782 million in the prior year period, driven by higher pricing across major acetyl derivative product lines in all regions and favorable currency impacts. The significantly increased pricing was driven by temporarily elevated industry utilization due to planned and unplanned outages of acetyl producers, reflecting the industry's technology-differentiated cost curve. Additionally, pricing reflected the recovery of higher raw material costs compared with the same period last year. Although the company's production turnarounds resulted in lower volumes compared to the prior year, overall global industry demand for acetyl products remained strong. Operating profit in the current period rose to $152 million from $68 million in the same period last year as the increased pricing and favorable currency impacts more than offset the higher raw material input costs and lower volumes. Operating EBITDA was $177 million compared with $96 million in the second quarter of 2010.

Taxes
The tax rate for adjusted earnings per share was 17 percent in the second quarter of 2011 compared with 20 percent in the second quarter of 2010. The effective tax rate for continuing operations for the second quarter of 2011 and 2010 was 27 percent. Net cash tax payments were $30 million in the first six months of 2011 compared with $65 million in the first six months of 2010. The decrease in net cash taxes paid is primarily the result of tax refunds received in certain jurisdictions.

Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company's earnings and operating EBITDA, were $125 million in the second quarter of 2011, $8 million higher than the same period last year. Equity and cost investment dividends, which are included in cash flows, were $124 million, a $17 million increase from the prior year period. Dividends from the company's acetate China ventures were $78 million in the second quarter of 2011, a $7 million increase from the prior year's results.

Earnings in equity investments for Ticona's strategic affiliates in Asia in the second quarter of 2011 were $17 million, $2 million higher than the same period last year. Proportional affiliate EBITDA in excess of equity net earnings decreased to $15 million from $23 million in the prior year period.

Ticona's Middle Eastern affiliates, which include the company's Ibn Sina affiliate, reported equity in net earnings of $22 million in the second quarter of 2011, a $2 million decrease from the same period last year. The company's proportional affiliate EBITDA in excess of equity net earnings for the Middle Eastern affiliates was $8 million, unchanged from the prior year period.

The company's total proportional affiliate EBITDA for the second quarter of 2011 was $83 million, $3 million lower than the prior year period and $37 million more than reported in the company's operating EBITDA. As of June 30, 2011, the company's total proportional net debt of affiliates was $125 million.

Cash Flow
The company continued to generate positive cash flow in 2011. During the first six months of 2011, the company generated $316 million in cash from operating activities compared with $219 million in the prior year period as the higher earnings offset increased working capital and interest expense. Cash used in investing activities was $133 million in the first six months of 2011 compared with $275 million in the same period last year. During the first six months of 2011, the company spent $114 million of capital expenditures related to the relocation of Ticona's operations in Kelsterbach, Germany, and received its final payment of $158 million related to the relocation. The 2010 results included $151 million of capital expenditures related to the Ticona relocation and a cash outflow of $46 million related to the company's acquisition of the Zenite® LCP and Thermx® PCT product lines from DuPont Performance Polymers. Net cash used in financing activities was $198 million during the first six months of 2011 compared with $78 million in the prior year period. During the second quarter of 2011, the company used a net of $116 million to prepay one of its term loan facilities. Net debt at the end of the second quarter of 2011 was $2,307 million, a $171 million decrease from the end of 2010.

Outlook
Based on the record performance in the second quarter, and an expectation for sustained global economic growth, the company increased its outlook for full year 2011 results. The company now expects 2011 operating EBITDA to be approximately $275 million higher than 2010's results of $1,122 million and adjusted earnings per share to be approximately $1.20 higher than 2010's results of $3.37, based on a tax rate and diluted share count of 17 percent and 159.2 million shares, respectively. The company had previously expected 2011 operating EBITDA and adjusted earnings per share to be at least $200 million and $0.85 higher than 2010, respectively.
“Advantaged technologies, leading global portfolio positions and innovative customer-focused solutions combined to deliver significant improvement in profitability in the first half of 2011 and are expected to drive sustained earnings growth for Celanese throughout the remainder of the year,” said Weidman. “Our integrated business model continues to demonstrate the resiliency it has successfully shown in the past, even in an environment of escalating raw material and energy costs. The temporarily expanded margins in acetyls should moderate to more normalized levels during the second half of the year. We remain on track throughout our businesses for our 2013 earnings growth objectives of at least $6.00 in adjusted earnings per share.”

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Jacqueline Terry	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4417	Phone: +49(0)69 45009 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49(0) 45009 58800
Jon.Puckett@celanese.com	Jacqueline.Terry@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,250 employees worldwide and had 2010 net sales of $5.9 billion, with approximately 72% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “can,” “could,” “might,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedule acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products; compliance and other costs and potential disruption of production due to accidents or other unforeseen events or delays in construction or operation of facilities; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects the following performance measures: operating EBITDA, business operating EBITDA, affiliate EBITDA and proportional affiliate EBITDA, adjusted earnings per share, and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is net income; for proportional affiliate EBITDA is equity in net earnings of affiliates; for affiliate EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.

Use of Non-U.S. GAAP Financial Information

•
Operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7. We present operating EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that operating EBITDA is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Operating EBITDA is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results and for the company's incentive compensation plan. Operating EBITDA should not be considered as an alternative to net income determined in accordance with U.S. GAAP. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.

•
Business operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7, less equity in net earnings of affiliates, dividend income from cost investments and other (income) expense. This supplemental performance measure reflects the operating results of the company's operations without regard to the financial impact of its equity and cost investments.

•
Affiliate EBITDA is defined by the company as operating profit plus the depreciation and amortization of its equity affiliates. Proportional affiliate EBITDA is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

•
Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any given future period.

•
Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company's capital structure. Our management and credit analysts use net debt to evaluate the company's capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates' net debt.

Results Unaudited

The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Consolidated Statements of Operations - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions, except share and per share data)	2011	2010	2011	2010
Net sales	1,753	1,517	3,342	2,905
Cost of sales	(1,343)	(1,214)	(2,581)	(2,384)
Gross profit	410	303	761	521
Selling, general and administrative expenses	(140)	(124)	(268)	(248)
Amortization of intangible assets	(17)	(15)	(33)	(30)
Research and development expenses	(25)	(17)	(48)	(35)
Other (charges) gains, net	(18)	(6)	(15)	(83)
Foreign exchange gain (loss), net	(1)	—	—	2
Gain (loss) on disposition of businesses and asset, net	—	15	—	15
Operating profit (loss)	209	156	397	142
Equity in net earnings (loss) of affiliates	46	45	89	94
Interest expense	(57)	(49)	(112)	(98)
Refinancing expense	(3)	—	(3)	—
Interest income	—	1	1	2
Dividend income - cost investments	79	72	79	72
Other income (expense), net	6	(1)	9	5
Earnings (loss) from continuing operations before tax	280	224	460	217
Income tax (provision) benefit	(75)	(61)	(117)	(41)
Earnings (loss) from continuing operations	205	163	343	176
Earnings (loss) from operation of discontinued operations	(3)	(5)	3	(5)
Gain (loss) on disposition of discontinued operations	—	—	—	2
Income tax (provision) benefit, discontinued operations	1	2	(1)	1
Earnings (loss) from discontinued operations	(2)	(3)	2	(2)
Net earnings (loss)	203	160	345	174
Net earnings (loss) attributable to noncontrolling interests	—	—	—	—
Net earnings (loss) attributable to Celanese Corporation	203	160	345	174
Cumulative preferred stock dividends	—	—	—	(3)
Net earnings (loss) available to common shareholders	203	160	345	171
Amounts attributable to Celanese Corporation
Earnings (loss) per common share - basic
Continuing operations	1.31	1.04	2.20	1.13
Discontinued operations	(0.01)	(0.02)	0.01	(0.01)
Net earnings (loss) - basic	1.30	1.02	2.21	1.12
Earnings (loss) per common share - diluted
Continuing operations	1.29	1.03	2.16	1.11
Discontinued operations	(0.01)	(0.02)	0.01	(0.01)
Net earnings (loss) - diluted	1.28	1.01	2.17	1.10
Weighted average shares (in millions)
Basic	156.3	156.3	156.1	153.3
Diluted	159.2	158.4	158.9	158.7

Consolidated Balance Sheets - Unaudited

(in $ millions)	As of June 30, 2011	As of December 31, 2010

ASSETS
Current assets
Cash & cash equivalents	741	740
Trade receivables - third party and affiliates, net	1,027	827
Non-trade receivables, net	239	253
Inventories	779	610
Deferred income taxes	95	92
Marketable securities, at fair value	70	78
Assets held for sale	—	9
Other assets	63	59
Total current assets	3,014	2,668
Investments in affiliates	838	838
Property, plant and equipment, net	3,273	3,017
Deferred income taxes	434	443
Other assets	309	289
Goodwill	813	774
Intangible assets, net	238	252
Total assets	8,919	8,281

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	155	228
Trade payables - third party and affiliates	786	673
Other liabilities	575	596
Deferred income taxes	30	28
Income taxes payable	95	17
Total current liabilities	1,641	1,542
Long-term debt	2,893	2,990
Deferred income taxes	124	116
Uncertain tax positions	290	273
Benefit obligations	1,321	1,359
Other liabilities	1,277	1,075
Commitments and contingencies
Shareholders' equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(842)	(829)
Additional paid-in capital	601	574
Retained earnings	2,180	1,851
Accumulated other comprehensive income (loss), net	(566)	(670)
Total Celanese Corporation shareholders' equity	1,373	926
Noncontrolling interests	—	—
Total shareholders' equity	1,373	926
Total liabilities and shareholders' equity	8,919	8,281

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions)	2011	2010	2011	2010
Net Sales
Advanced Engineered Materials	346	282	674	564
Consumer Specialties	291	291	557	529
Industrial Specialties	329	269	619	511
Acetyl Intermediates	914	782	1,727	1,506
Other Activities [1]	—	1	1	1
Intersegment eliminations	(127)	(108)	(236)	(206)
Total	1,753	1,517	3,342	2,905
Operating Profit (Loss)
Advanced Engineered Materials	27	40	65	88
Consumer Specialties	48	64	102	34
Industrial Specialties	28	16	53	28
Acetyl Intermediates	152	68	264	68
Other Activities [1]	(46)	(32)	(87)	(76)
Total	209	156	397	142
Other Charges and Other Adjustments [2]
Advanced Engineered Materials	22	2	34	—
Consumer Specialties	10	3	15	83
Industrial Specialties	—	—	—	—
Acetyl Intermediates	(2)	2	(19)	54
Other Activities [1]	3	(10)	7	(5)
Total	33	(3)	37	132
Depreciation and Amortization Expense [3]
Advanced Engineered Materials	19	17	38	34
Consumer Specialties	10	9	18	20
Industrial Specialties	12	10	22	20
Acetyl Intermediates	25	24	50	49
Other Activities [1]	2	3	6	6
Total	68	63	134	129
Business Operating EBITDA
Advanced Engineered Materials	68	59	137	122
Consumer Specialties	68	76	135	137
Industrial Specialties	40	26	75	48
Acetyl Intermediates	175	94	295	171
Other Activities [1]	(41)	(39)	(74)	(75)
Total	310	216	568	403
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	39	39	74	83
Consumer Specialties	79	73	80	73
Industrial Specialties	—	—	—	—
Acetyl Intermediates	2	2	4	3
Other Activities [1]	11	2	19	12
Total	131	116	177	171
Operating EBITDA
Advanced Engineered Materials	107	98	211	205
Consumer Specialties	147	149	215	210
Industrial Specialties	40	26	75	48
Acetyl Intermediates	177	96	299	174
Other Activities [1]	(30)	(37)	(55)	(63)
Total	441	332	745	574
1 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.
2 See Table 7 for details.
3 Excludes accelerated depreciation and amortization expense associated with plant closures included in Other Charges and Other Adjustments above. See Table 1A for details.

Table 1A
Reconciliation of Consolidated Net Earnings (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions)	2011	2010	2011	2010
Net earnings (loss) attributable to Celanese Corporation	203	160	345	174
(Earnings) loss from discontinued operations	2	3	(2)	2
Interest income	—	(1)	(1)	(2)
Interest expense	57	49	112	98
Refinancing expense	3	—	3	—
Income tax provision (benefit)	75	61	117	41
Depreciation and amortization expense [2]	68	63	134	129
Other charges (gains), net [1]	18	6	15	83
Other adjustments [1]	15	(9)	22	49
Operating EBITDA	441	332	745	574
Detail by Segment
Advanced Engineered Materials	107	98	211	205
Consumer Specialties	147	149	215	210
Industrial Specialties	40	26	75	48
Acetyl Intermediates	177	96	299	174
Other Activities [3]	(30)	(37)	(55)	(63)
Operating EBITDA	441	332	745	574
1 See Table 7 for details.
2 Excludes accelerated depreciation and amortization expense associated with plant closures as detailed in the table below and included in Other adjustments above.

	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions)	2011	2010	2011	2010
Advanced Engineered Materials	1	1	3	4
Consumer Specialties	3	—	7	—
Industrial Specialties	—	—	—	—
Acetyl Intermediates	—	—	—	20
Other Activities [3]	—	—	—	—
Accelerated depreciation and amortization expense	4	1	10	24
Depreciation and amortization expense [2]	68	63	134	129
Total depreciation and amortization expense	72	64	144	153
3 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.

Table 2
Factors Affecting Business Segment Net Sales - Unaudited

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

	Volume	Price	Currency	Other		Total
	(In percentages)
Advanced Engineered Materials	1	9	7	6	(1)	23
Consumer Specialties	(6)	5	1	—		—
Industrial Specialties	3	12	7	—		22
Acetyl Intermediates	(9)	20	6	—		17
Total Company	(6)	16	6	—	(3)	16

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

	Volume	Price	Currency	Other		Total
	(In percentages)
Advanced Engineered Materials	4	8	3	5	(1)	20
Consumer Specialties	1	4	1	(1)	(2)	5
Industrial Specialties	5	12	4	—		21
Acetyl Intermediates	(5)	17	3	—		15
Total Company	(1)	13	3	—	(3)	15
1  2011 includes the effects of the two product lines acquired from DuPont Performance Polymers (acquired in May 2010).
2  Includes the impact of fluctuations in intersegment sales.
3  Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.

Table 3
Cash Flow Information - Unaudited

	Six Months Ended June 30,
(in $ millions)	2011	2010
Net cash provided by operating activities	316	219
Net cash provided by (used in) investing activities [1]	(133)	(275)
Net cash used in financing activities	(198)	(78)
Exchange rate effects on cash	16	(39)
Cash and cash equivalents at beginning of period	740	1,254
Cash and cash equivalents at end of period	741	1,081
1  2011 and 2010 include $114 and $151 million, respectively, of capital expenditures related to the Ticona Kelsterbach plant relocation. 2011 includes $158 million of cash proceeds related to the Ticona Kelsterbach plant relocation.

Table 4
Cash Dividends Received - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions)	2011	2010	2011	2010
Dividends from equity investments	45	35	118	92
Dividends from cost investments	79	72	79	72
Total	124	107	197	164

Table 5
Net Debt - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

(in $ millions)	As of June 30, 2011	As of December 31, 2010
Short-term borrowings and current installments of long-term debt - third party and affiliates	155	228
Long-term debt	2,893	2,990
Total debt	3,048	3,218
Less: Cash and cash equivalents	741	740
Net Debt	2,307	2,478

Table 6
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended June 30,				Six Months Ended June 30,
(in $ millions, except share and per share data)	2011		2010		2011		2010
		per share		per share		per share		per share
Earnings (loss) from continuing operations	205	1.29	163	1.03	343	2.16	176	1.11
Deduct: Income tax (provision) benefit	(75)		(61)		(117)		(41)
Earnings (loss) from continuing operations before tax	280		224		460		217
Other charges and other adjustments [1]	33		(3)		37		132
Refinancing expense	3		—		3		—
Interest rate swap dedesignation	3		—		3		—
Adjusted earnings (loss) from continuing operations before tax	319		221		503		349
Income tax (provision) benefit on adjusted earnings [2]	(54)		(44)		(86)		(70)
Less: Noncontrolling interests	—		—		—		—
Adjusted earnings (loss) from continuing operations	265	1.66	177	1.12	417	2.62	279	1.76
Diluted shares (in millions) [3]
Weighted average shares outstanding		156.3		156.3		156.1		153.3
Assumed conversion of preferred stock		—		—		—		3.1
Dilutive restricted stock units		0.9		0.3		0.8		0.4
Dilutive stock options		2.0		1.8		2.0		1.9
Total diluted shares		159.2		158.4		158.9		158.7
1 See Table 7 for details.
2 The adjusted effective tax rate is 17% for the three and six months ended June 30, 2011 and 20% for the three and six months ended June 30, 2010.
3 Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Other Charges and Other Adjustments - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

Other Charges:
	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions)	2011	2010	2011	2010
Employee termination benefits	9	4	13	9
Plant/office closures	—	—	—	6
Ticona Kelsterbach plant relocation	16	4	29	10
Plumbing actions	(4)	(2)	(4)	(14)
Asset impairments	—	—	—	72
Resolution of commercial disputes	(2)	—	(22)	—
Other	(1)	—	(1)	—
Total	18	6	15	83

Other Adjustments: [1]
	Three Months Ended June 30,		Six Months Ended June 30,		Income Statement
(in $ millions)	2011	2010	2011	2010	Classification
Business optimization	2	3	5	7	Cost of sales / SG&A
Ticona Kelsterbach plant relocation	5	(2)	2	(2)	Cost of sales
Plant closures	7	—	13	9	Cost of sales / SG&A
Contract termination	—	—	—	22	Cost of sales
(Gain) loss on disposition of assets	(1)	(14)	—	(14)	(Gain) loss on disposition
Write-off of other productive assets	(1)	—	(1)	17	Cost of sales
Other	3	4	3	10	Various
Total	15	(9)	22	49
Total other charges and other adjustments	33	(3)	37	132
1 These items are included in net earnings but not included in other charges.

Table 8
Equity Affiliate Results and Reconciliation of Operating Profit to Affiliate EBITDA -
a Non-U.S. GAAP Measure - Total - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions)	2011	2010	2011	2010
Net Sales
Ticona Affiliates - Asia [1]	393	379	804	750
Ticona Affiliates - Middle East [2]	252	245	517	502
Infraserv Affiliates [3]	550	488	1,057	1,018
Total	1,195	1,112	2,378	2,270
Operating Profit
Ticona Affiliates - Asia [1]	52	63	95	128
Ticona Affiliates - Middle East [2]	104	118	206	232
Infraserv Affiliates [3]	34	27	67	47
Total	190	208	368	407
Depreciation and Amortization
Ticona Affiliates - Asia [1]	15	20	37	41
Ticona Affiliates - Middle East [2]	18	10	30	16
Infraserv Affiliates [3]	29	24	55	50
Total	62	54	122	107
Affiliate EBITDA
Ticona Affiliates - Asia [1]	67	83	132	169
Ticona Affiliates - Middle East [2]	122	128	236	248
Infraserv Affiliates [3]	63	51	122	97
Total	252	262	490	514
Net Income
Ticona Affiliates - Asia [1]	37	31	64	75
Ticona Affiliates - Middle East [2]	93	104	183	208
Infraserv Affiliates [3]	23	20	50	35
Total	153	155	297	318
Net Debt
Ticona Affiliates - Asia [1]	101	94	101	94
Ticona Affiliates - Middle East [2]	(78)	(89)	(78)	(89)
Infraserv Affiliates [3]	308	200	308	200
Total	331	205	331	205
1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%). Una SA was divested during the three months ended March 31, 2011.
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

Table 8 (continued)
Equity Affiliate Results and Reconciliation of Proportional Operating Profit to Proportional Affiliate EBITDA - a Non-U.S. GAAP Measure - Celanese Proportional Share - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in $ millions)	2011	2010	2011	2010
Proportional Net Sales
Ticona Affiliates - Asia [1]	182	176	372	347
Ticona Affiliates - Middle East [2]	63	61	129	126
Infraserv Affiliates [3]	182	160	348	334
Total	427	397	849	807
Proportional Operating Profit
Ticona Affiliates - Asia [1]	25	29	45	59
Ticona Affiliates - Middle East [2]	25	30	51	58
Infraserv Affiliates [3]	12	8	22	15
Total	62	67	118	132
Proportional Depreciation and Amortization
Ticona Affiliates - Asia [1]	7	9	17	19
Ticona Affiliates - Middle East [2]	5	2	8	4
Infraserv Affiliates [3]	9	8	18	16
Total	21	19	43	39
Proportional Affiliate EBITDA
Ticona Affiliates - Asia [1]	32	38	62	78
Ticona Affiliates - Middle East [2]	30	32	59	62
Infraserv Affiliates [3]	21	16	40	31
Total	83	86	161	171
Equity in Net Earnings of Affiliates (as reported in the Consolidated Statement of Operations)
Ticona Affiliates - Asia [1]	17	15	30	36
Ticona Affiliates - Middle East [2]	22	24	43	47
Infraserv Affiliates [3]	7	6	16	11
Total	46	45	89	94
Proportional Affiliate EBITDA in Excess of Equity in Net Earnings of Affiliates
Ticona Affiliates - Asia [1]	15	23	32	42
Ticona Affiliates - Middle East [2]	8	8	16	15
Infraserv Affiliates [3]	14	10	24	20
Total	37	41	72	77
Proportional Net Debt
Ticona Affiliates - Asia [1]	45	43	45	43
Ticona Affiliates - Middle East [2]	(20)	(22)	(20)	(22)
Infraserv Affiliates [3]	100	66	100	66
Total	125	87	125	87
1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%). Una SA was divested during the three months ended March 31, 2011.
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).